Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement"), dated as of this 22nd day of March 2017 (the "Effective Date”), is entered into by and between Northpointe Bank, a Michigan banking corporation (the "Bank"), and David J. Christel ("Employee"). For and in consideration of the parties' material covenants, representations and warranties made herein, the parties agree as follows:

1.            Employment and Duties

(a)            The Bank hereby employs Employee to serve as a Senior Vice President. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such position. Employee will report to the President and Chief Executive Officer of the Bank. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 3(a) hereof, agrees to devote Employee's full time, attention and efforts to promote and further the business of the Bank.

(b)            Employee shall faithfully adhere to, execute and fulfill all policies established by the Bank. as such policies may be changed from time to time by the Bank.

2.            Compensation. For all services rendered by Employee, the Bank shall compensate Employee as follows:

(a)            Base Salary. The base salary payable to Employee shall be $150,000 per year, payable in accordance with the Bank's standard payrol1 procedures. On at least an annual basis, the Bank will review Employee's performance and may make increases to such base salary, if, in its discretion, any such increase is warranted based on average inflation/cost-of-living and market conditions.

(b)            Employee Perquisites. Benefits, and Incentive Compensation. During the Term of this Agreement, Employee shall be entitled to receive additional benefits and compensation from the Bank in such form and to such extent as specified below:

(i)            Employee will be entitled to receive incentive compensation equal to 4% of the net income of the Bank's mortgage purchase program business unit (the "MPP"), as calculated by the Bank. This incentive compensation shall be paid monthly. In addition to this monthly incentive compensation, if the net income of the MPP for any calendar year is at least $1,000,000, Employee will be entitled to an additional incentive bonus equal to 1% of such annual net income of the MPP, which shall be paid by January 31 of the following calendar year; provided that if Employee's employment is terminated prior to the end of a calendar year, this potential annual bonus shall not be prorated, and Employee shall forfeit any potential annual bonus for such calendar year. If, after any payment is made pursuant to this paragraph, there is a restatement or redetermination of the net income on which the bonus was calculated, then there shall be an adjustment (either a reduction in future compensation payable to Employee or an additional payment to Employee) such that the total payment(s) made to Employee pursuant to this paragraph equals the applicable percentage of the actual net income of the MPP. The Bank's calculation of the net income of the MPP shall be final and binding on Employee, absent manifest error.

(ii)            Employee and Employee's dependent family members shall be entitled to participate in the health, hospitalization, disability, dental, life and other insurance plans that the Bank may have in effect from time to time, with benefits provided to Employee under this clause to be at least equal to such benefits provided to executive officers of Bank generally.

(iii)           Employee shall be entitled to participate in the Northpointe Bancshares, Inc. Incentive Stock Option Plan with awards subject to annual approval by the Compensation Committee of the Board of Directors of Northpointe Bancshares, Inc. (the "Holding Company”).

(iv)          Employee shall be entitled to paid vacation pursuant to the policies of the Bank as in effect from time to time.

(v)           Employee shall be entitled to paid sick leave, the amount and term of which shall be determined in accordance with the policies of the Bank as in effect from time to time.

(vi)          Bank shall provide Employee with other Employee perquisites as may be available to or deemed appropriate for Employee by the Bank and participation in all other Bank-wide employee benefits as are available from time to time.

(vii)         Employee shall be entitled to reimbursement by Bank for any and all ordinary business expenses reasonably incurred by Employee in the performance of Employee's duties and in acting for the Bank during the Term of this Agreement, provided that Employee furnishes to Bank adequate documentation as may be required for the substantiation of such expenditures as a business expense.

3.            Restrictive Covenants.

(a)            During the Term of this Agreement, Employee shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage. The foregoing limitation shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Section 3.

(b)            In addition, Employee shall not, during the period of Employee's employment with the Bank, and for a period of two (2) years immediately following the termination of Employee's employment under this Agreement (regardless of the reason for termination and excluding from such computation any time during which Employee is in violation of any provision of this Section 3), directly or indirectly:

(i)            Solicit for business, conduct business with, or attempt to solicit for business or conduct business with, except on the Bank's behalf, (a) any person who is or was a customer, supplier, licensee, or other business relation of Bank or any of its affiliates at any time during the three (3) years prior to termination of Employee's employment, or (B) any person that Bank or any of its affiliates was actively pursuing a business relationship with at the time of termination of Employee's employment; or

(ii)            Without limiting the generality of Section 3(b)(i) above, solicit for hire, hire, or attempt to solicit for hire or hire, any employee of Bank or any of its affiliates, or otherwise interfere in the relationship between Bank and any of its affiliates, on one hand, and any of their employees, on the other hand.

(c)            Because of the difficulty of measuring economic losses to the Bank as a result of a breach of any covenant set forth in this Section 3, and because of the irreparable damage that could be caused to the Bank for which Bank would have no other adequate remedy, Employee agrees that the Bank is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Agreement and to prevent a breach or contemplated breach of this Agreement, including, without limitation, issuance of a temporary restraining order or preliminary injunction. Employee waives any requirement that the Bank post a bond or other security in connection with any application for or order granting injunctive relief.

(d)            Employee acknowledges and agrees that, in light of the nature of the business of the Bank, the restrictions in this Section 3 are reasonable and properly required for the adequate protection of such business. If any court determines that any of the foregoing restrictions, or any part thereof, are unenforceable because of the duration or scope of such provision or the geographical area covered by such provision, such court will have the power to reduce the duration, scope, or geographical area of such provision, and in its reduced form, such provision will then be enforceable and will be enforced. It is the desire and intent of the parties that the provisions of this Section 3 be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction where enforcement is sought. The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(e)            All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants.

4.            Term; Termination; Rights on Termination. The term of this Agreement (the ''Term") shall begin on the Effective Date and continue for one (1) year, unless terminated sooner as herein provided. At the end of such initial Term, the Term shall automatically renew for additional periods of one (1) year each, on the same terms and conditions contained herein in effect as of the time of renewal, unless the Bank provides notice of non-renewal at least thirty (30) days prior to the expiration of the then current Term. This Agreement, and Employee's employment, may be terminated in any one of the following ways:

(a)            Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate. Bank's sole obligations upon termination of this Agreement resulting from Employee's death shall be to pay to Employee’s estate (1) all compensation and benefits accrued through the date of death; (2) any accrued vacation and/or sick leave pay; and (3) any amounts due pursuant to the terms of any applicable benefit plan. All of the foregoing amounts shall be paid to Employee’s estate or beneficiary, as applicable, in a lump sum within thirty (30) days after the date of termination or earlier if required by applicable law.

(b)            Disability. If Employee's employment with Bank is terminated as a result of Employee's permanent physical or mental disability (which shall be determined based on Employee's eligibility for benefits pursuant to Bank's long-term disability plan or, if no such plan is maintained as of the date of termination, based on a good faith determination by the Board of Directors of the Bank), then Employee shall continue to receive from the Bank (whether directly and/or through any disability insurance policy) (1) all compensation (including any bonus or other incentive compensation payable) accrued as of the date of termination, (2) for the remainder of the then-current Term that this Agreement would have remained in effect absent such termination for disability (but without any subsequent renewal) (the "Remaining Period") plus a period of twelve (12) months (the "Severance Period" and, together with the Remaining Period, the "Reference Period"), base salary at seventy percent (70%) of the rate being paid to the Employee immediately prior to his termination, payable monthly, (3) during the Remaining Period, seventy percent (70%) of the incentive compensation that would have been payable pursuant to Section 2(b)(i) had Employee's employment continued, which payments shall continue to be payable in accordance with the terms and subject to the conditions of Section 2(b)(i), and (4) for the Reference Period, the benefits specified in Section 2(b)(ii).

(c)            Cause. The Bank may terminate this Agreement immediately for "Cause" in the event that the Employee either (I) commits an act of fraud or embezzlement; (2) commits an act he knows to be in violation of his duties to the Bank, which act is materially injurious to the Bank's business or reputation and is not remedied within ten (10) days after notice thereof by the Bank; (3) exhibits a continuing willful failure to perform his duties to the Bank, which failure is materially injurious to the Bank's business or reputation and is not remedied within ten (10) days after notice thereof by the Bank; (4) is convicted of a felony, a crime of moral turpitude or any crime involving the Bank or the Employee's duties under this Agreement; (5) tests positive to the use of any illegal drug; or (6) abuses alcohol or any other drug and fails to enter a rehabilitation program or undertake a plan of treatment reasonably acceptable to the Bank, fails to comply with the conditions of such program or plan of treatment, or fails to comply with the maintenance conditions prescribed following such program or plan of treatment. No act, or failure to act, on the Employee's part shall be considered “willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. Bank's sole obligation upon termination of this Agreement for Cause shall be to pay all compensation and benefits accrued through the date of termination.

(d)            Without Cause. At any time, the Bank may, without Cause and for any or no reason, terminate this Agreement and Employee's employment, effective upon written notice to the Employee. Upon any termination of employment pursuant to this Section 4(d), the Bank shall continue to pay to the Employee (1) all compensation (including any bonus or other incentive compensation payable) accrued as of the date of termination, (2) throughout the Reference Period, the base salary at the rate being paid to the Employee immediately prior to his termination, payable monthly, (3) throughout the Reference Period, an amount equal to the greater of (A) the incentive compensation that would have been payable pursuant to Section 2(b)(i) had Employee's employment continued or (B) the last monthly payment of incentive compensation payable pursuant to Section 2(b)(i) for the most recently completed calendar month prior to his termination without Cause, which payments shall continue to be payable in accordance with the terms and subject to the conditions of Section 2(b)(i), and (4) throughout the Reference Period, the benefits specified in Section 2(b)(ii).

(e)            Termination by Employee - Without Good Reason. At any time, the Employee may terminate this Agreement and Employee1s employment, effective thirty (30) days after written notice is provided to the Bank. Bank’s sole obligation upon termination of this Agreement pursuant to this Section 4(e) shall be to pay all compensation and benefits accrued through the date of termination.

(f)            Failure to Renew. The termination of Employee's employment by reason of Bank’s failure to renew this Agreement upon the expiration of the then-current Tenn shall be treated as a termination by the Bank without Cause (effective as of the end of the then-current Term), and the Employee shall be entitled to the compensation and benefits described in Section 4(d) above. In such instance, there shall be no Remaining Period, and the Reference Period shall be equal to the Severance Period.

(g)            Termination by Employee - With Good Reason. The Employee may terminate this Agreement and Employee's employment for Good Reason, effective thirty (30) days after written notice is provided to the Bank; provided that (x) such written notice must reference this Section 4(g) and describe the basis for Good Reason in reasonable detail, (y) such written notice must be provided within thirty (30) days following the alleged basis for such Good Reason, and (z) no Good Reason shall be deemed to exist if Bank cures the basis for such Good Reason within ten (10) days following its receipt of written notice from the Employee. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without the Employee's express written consent:

(i)            The assignment to Employee of duties that are materially different from or inconsistent with the duties, responsibilities and status of Employee's position or that result in a significant reduction in Employee’s authority and responsibility as an executive of the Bank or its affiliates, in each case at any time during the six (6) month period prior to a Change of Control;

(ii)            A reduction by the Bank in Employee's base salary or salary grade as of the day prior to a Change of Control, or the failure to grant salary increases or a reduction of Employee's most recent incentive bonus potential prior to a Change of Control; or

(iii)            The Bank requiring Executive to be based (i.e., physically present for work on a regular and ongoing basis) at a location in excess of fifty (50) miles from the location where Employee is currently based.

The existence of Good Reason shall not be affected by Employee's Disability. Upon any termination of employment pursuant to this Section 4(g), the Bank shall continue to pay to the Employee (1) all compensation (including any bonus or other incentive compensation payable) accrued as of the date of termination, (2) throughout the Reference Period, the base salary at the rate being paid to the Employee immediately prior to his termination, payable monthly, (3) throughout the Reference Period, an amount equal to the greater of (A) the incentive compensation that would have been payable pursuant to Section 2(b)(i) had Employee's employment continued or (B) the last monthly payment of incentive compensation payable pursuant to Section 2(b)(i) for the most recently completed calendar month prior to his termination for Good Reason, which payments shall continue to be payable in accordance with the terms and subject to the conditions of Section 2(b)(i), and (4) throughout the Reference Period, the benefits specified in Section 2(b)(ii).

5.            Change of Contro1.

(a)            Any of the foregoing provisions to the contrary notwithstanding, if either (l) the Bank terminates the Employee's employment (including by failing to renew this Agreement upon expiration of the then-current Term) within six (6) months prior to the occurrence of a Change of Control (as defined below), unless such termination is by reason of the death or disability of Employee or the Bank's termination of Employee for Cause, or (2) the Bank (or its successor) terminates the Employee's employment (including by failing to renew this Agreement upon expiration of the then-current Term) within two (2) years following the occurrence of a Change of Control, unless such termination is by reason of the death or disability of Employee or the Bank’s termination of Employee for Cause, the Bank shall pay to Employee, within ninety (90) days after such termination (or, in the case of a termination described in clause (1) of this sentence, upon consummation of the Change of Control), a lump sum payment equal to one hundred fifty percent (150%) of the sum of (x) his annualized base salary at the rate being paid to the Employee immediately prior to the termination of his employment, and (y) the aggregate incentive compensation earned by Employee pursuant to Section 2(b)(i) for the most recently completed fiscal year (if such incentive compensation has not been paid to Employee for the month or fiscal year most recently ended prior to the termination of Employee's employment, such compensation shall be paid independently [and without reduction] of the lump sum payment). In addition to such lump sum payment, if the lump sum payment is triggered by clause (2) of the preceding sentence, the Bank (or its successor) shall provide, at the Bank's expense, for a period of eighteen (18) months after the date Employee's employment is terminated, health care coverage for the Employee and his dependent family members equal to that in effect for Employee immediately prior to the termination, but including (at a minimum) hospital, surgical, medical, dental, prescription and dependent coverages. If the lump sum payment is triggered by clause (1) of the first sentence of this paragraph and the Change of Control occurs during the Reference Period applicable to such termination, the Bank shall provide, at the Bank's expense, for a period of eighteen (18) months after the consummation of the Change of Control, health care coverage for the Employee and his dependent family members equal to that in effect for Employee immediately prior to the termination, but including (at a minimum) hospital, surgical, medical, dental, prescription and dependent coverages. If the lump sum payment is triggered by clause (1) of the first sentence of this paragraph and the Change of Control occurs after the Reference Period applicable to such termination, the Bank shall have no obligation to provide health care coverage to Employee or his family following the Change of Control.

(b)            Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Employee by the Bank under this Agreement or otherwise constitutes a "parachute payment" (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the "Code"), the following limitation shall apply:

If the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times Employee's "base amount” as defined in Section 280G of the Code, then the amounts otherwise payable to or for the benefit of the Employee subsequent to the termination of his employment and taken into account in calculating the Parachute Amount (the "termination payments") shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee's "base amount.”

Any determination or calculation described in this Section 5(b) shall be made by the Bank's independent accountants. Such determination, and any proposed reduction and/or delay in termination payments, shall be furnished in writing promptly by the accountants to the Employee. The Employee may then elect, in his sole discretion, which and how much of any particular termination payment shall be reduced and/or delayed and shall advise the Bank in writing of his election, within thirty (30) days of the accountant's determination, of the reduction or delay in termination payments. If no such election is made by the Employee within such 30- day period, the Bank may elect which and how much of any termination payment shall be reduced and/or delayed and shall notify the Employee promptly of such election. As promptly as practicable following such determination and the elections hereunder, the Bank shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee. Any disagreement regarding a reduction or delay in termination payments will be subject to arbitration under Section 21 of this Agreement. Neither the Employee's designation of specific payments to be reduced or delayed, nor the Employee's acceptance of reduced or delayed payments, shall waive the Employee's right to contest such reduction or delay.

(c)            A "Change of Control" shall mean:

(i)            Either the Bank or the Holding Company sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of securities of any class or series entitled to vote generally in the election of directors ("Voting Stock") of the Bank or Holding Company immediately prior to such sale or transaction;

(ii)            Either the Bank or the Holding Company is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Bank or Holding Company immediately prior to the transaction;

(iii)           Any person or group of persons, as defined in rule 13d-5 of the Rules under the Securities Exchange Act of 1934, as amended (''Group") becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Holding Company; or

(iv)          Any person or group, other than the Holding Company, becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Bank.

6.            Section 409A. To the extent this Agreement or any benefit provided hereunder is found not to be exempt from Code § 409A, or any successor provision, as a short-term deferral or under any other exemption from Code § 409A, it is intended that this Agreement comply with Code § 409A, and this Agreement, and its terms, including what constitutes a “termination of employment," shall be interpreted and operated consistently with those intentions.

7.            Return of Bank Property. All records, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Bank or its representatives or customers which pertain to the business of the Bank shall be and remain the property of the Bank, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Bank which are collected by Employee shall be delivered promptly to the Bank without request by it upon termination of Employee's employment.

8.            Proprietary Information; Trade Secrets. Employee agrees that Employee will not disclose the terms of the Bank's relationships or agreements with its customers or any other proprietary information or trade secrets of either whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

9.            Indemnification. In the event Employee is made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Bank against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then the Bank shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Bank are made a party to the same third party action, complaint, suit or proceeding, the Bank agrees to engage counsel, and Employee agrees to use the same counsel, provided that if counsel selected by the Bank shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Bank shall pay all reasonable attorney’s fees of such separate counsel. The Bank shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances. Further, while Employee is expected at all time to use Employee's best efforts to faithfully discharge Employee's duties under this Agreement, Employee cannot be held liable to the Bank for errors or omissions so long as Employee acted in good faith and in a manner he reasonably believes to be in the best interests of the Bank. Notwithstanding the foregoing, the Bank's obligations and the Employee's rights pursuant to this Section are subject to limitations and requirements imposed by the Michigan Business Corporation Act, the Michigan Banking Code, and any other applicable laws, rules, or regulations.

10.            No Prior Agreements. Employee hereby represents and warrants to the Bank that the execution of this Agreement by Employee and Employee's employment by the Bank and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former bank, client or any other person or entity. Further, Employee agrees to indemnify the Bank for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Bank based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

11.            Assignment; Binding Effect. Employee understands that Employee has been selected for employment by the Bank on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Subject to the preceding three sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.            Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Bank and Employee. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Bank or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Bank and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreement. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Bank and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Notwithstanding the foregoing, if the Bank determines in good faith that an amendment to this Agreement is necessary in order for the Bank or this Agreement to comply with applicable laws, rules, regulations, or a regulatory order or directive, the Bank may amend this Agreement without the consent of the Employee to the minimum extent necessary in order to so comply. The Bank shall give the Employee prompt written notice of any such amendment.

13.            Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Bank:	Northpointe Bank. 3333 Deposit Dr NE Grand Rapids, MI 49546

To Employee:	To the current address for Employee in the Bank’s records

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

14.            Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and1 so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.            Enforceability. if any provision or part thereof of this Agreement for any reason shall be validly held by an official body to be invalid or unenforceable1 the valid and enforceable provisions or parts thereof shall continue to be given effect and bind the Bank and Employee.

16.            Governing Law. Except to the extent preempted by Federal law, the internal laws of the State of Michigan shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

17.            Effect of Termination. Upon termination of this Agreement for any reason provided in Section 4 or 5, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the Bank and Employee under this Agreement shall cease as of the effective date of termination, except that the Bank's obligations wider Section 9 herein and Employee's obligations under Sections 3, 7, and 8 herein shall survive such termination in accordance with their terms unless otherwise provided herein.

18.            Federal Income Tax Withholding. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

19.            Reimbursement of Employee for Enforcement Proceedings. In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee obtains either a written settlement or a final judgment in a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within ten days of the Employee's furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

20.            Compliance with Law. Notwithstanding any provision contained in this Agreement to the contrary, the obligations of the Bank to pay compensation and other benefits to the Employee pursuant to this Agreement are subject in all respects to limitations and restrictions imposed by applicable law, rule, regulation, or regulatory order or directive. If the Holding Company or the Bank is prohibited from paying any amount or providing any benefit to the Employee pursuant to this Agreement as a result of any such law, rule, regulation, or regulatory order or directive, neither the Holding Company nor the Bank shall be deemed in breach or violation of this Agreement. Without limiting the generality of the foregoing, if any state or federal regulatory authority with jurisdiction or authority over either the Holding Company or the Bank commences an appropriate proceeding, action or order challenging the payment to Employee of any payment or benefit hereunder, such payment or benefit shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or benefits or until such payments or benefits are otherwise permitted by law.

21.            Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Bank and the Employee shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (I 5) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Kent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Bank. Both the Bank and the Employee may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Employee shall be entitled to seek specific performance of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Bank will reimburse Employee for all reasonable attorney fees incurred by Employee as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration): (i) which is initiated by Employee if the Bank is found in such proceeding to have violated this Agreement substantially as alleged by Employee; or (ii) which is initiated by the Bank, unless Employee is found in such proceeding to have violated this Agreement substantially as alleged by the Bank.

22.            Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

23.            Legal Representation. The Employee acknowledges that Varnum LLP has represented the Bank in connection with the drafting of this Agreement and has not represented the Employee. The Employee further acknowledges that he has had the opportunity to consult with his own legal counsel with respect to the matters set forth in this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF. the parties hereto have executed this Agreement as of the day and year first above written.

NORTHPOINTE BANK

By:	/s/ Charles A. Williams
Name:	Charles A. Williams
Title:	President & CEO

EMPLOYEE:

/s/ David J. Christel
David J. Christel

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